EXHIBIT 10.1

Odenza Corp. and Adventure Air Race Company Limited Enter into Letter of Intent regarding Reverse Merger

This Letter of Intent (“LOI”) is made and entered into as of the date above, by and between Odenza Corp., a Nevada Corporation, (hereinafter “ODZA”), and Adventure Air Race Company Limited (hereinafter “AARC”), a Nevada corporation, and sets forth the basic terms and conditions by which ODZA acquire one hundred thirty million three hundred twenty-nine thousand three hundred forty-one (130,329,341) shares of common stock and majority control of the Board of Directors of AARC subject to shareholder approval if necessary, and Board of Director approval, and the consummation of a Share Exchange agreement, on terms as follows:

1.	AARC is a Nevada corporation, has one hundred thirty million three hundred twenty-nine thousand three hundred forty-one (130,329,341) shares issued and outstanding.

2.	ODZA shall acquire, subject to the completion of due diligence, the execution of a Share Exchange Agreement and board and shareholder (if necessary) approval, the 130,329,341 shares of AARC’s stock. The Shareholders of AARC (the “shareholder”) will own eighty-four million (84,000,000) newly issued shares of common stock of ODZA (the “Common Stock”), representing approximately 95.82% of ODZA’s outstanding shares of Common Stock (the “Share Exchange”) on this share exchange. It is understood by the parties that the purpose of ODZA acquiring AARC is to effectuate a reverse merger between ODZA and AARC, in a tax free pooling of interests (“Acquisition”), in exchange for one hundred percent (100%) of the AARC outstanding shares.

3.	AARC will hold no common shares of ODZA. Alex Patrick Brazendale, a Shareholder of AARC, and Chi Ping Leung, the CEO of ODZA, are representing the Board of Directors of AARC and ODZA respectively; are desirous of AARC becoming a wholly owned subsidiary of ODZA.

4.	Closing shall be on July 31, 2021 or sooner, unless the parties hereto agree to another time. Prior to the Closing, AARC shall furnish their financial statements to ODZA as they should be reflected in the Super 8-K audit, including any modifications that the auditor may make. The due diligence period shall be that period of time between the signing of this Letter of Intent and the signing of the Share Exchange Agreement. Any information received by or on behalf of any investigating party shall be deemed confidential information, in accordance with the provisions of paragraph 6.

5.	After the parties have completed their due diligence investigation, or at the end of the expiration of the due diligence period, whichever comes first, the parties will sign a Share Exchange Agreement, formalizing the terms of this Letter of Intent.

6.	Each of the parties hereto shall, and shall cause their agents and representatives, to keep confidential as proprietary and privileged information the negotiations of the parties respecting the consummation of the transaction contemplated hereby, and any other item which may be expressly identified or noticed as confidential hereby (“Confidential Information”). The parties agree not to negotiate with any other reverse merger or financing candidates during the pendency of this LOI.

7.	This LOI sets forth the basic terms and conditions of the proposed transaction between the parties as currently contemplated. Consummation of the transactions contemplated hereby may require further negotiation, and is subject to the completion of due diligence as hereinabove described, and requires the drafting of a Share Exchange Agreement setting forth the terms and conditions not inconsistent with the foregoing and other terms and conditions which are customary and usual under the circumstances. The parties will cooperate and use their best efforts to negotiate such a Share Exchange Agreement. This LOI does not constitute or create, and shall not be deemed to constitute or create, any obligation on the part of either party to this LOI, except for as expressly provided for herein. No such obligation shall be created, except by the execution and delivery of the Share Exchange Agreement contemplated hereby, containing such terms and conditions of the proposed transaction as shall be agreed upon by the parties, and then only in accordance with the terms and conditions of such Share Exchange Agreement.

8.	This LOI may be executed in one or more counterparts, each of which shall be deemed as an original, but all of which taken together shall constitute one and the same instrument. This is the only agreement between the parties with respect to the subject matter hereof, and shall be construed under the laws of the State of Nevada.

9.	The signatories below agree to accept signatures transmitted by facsimile as a true and legally binding original document. This LOI will not be effective unless signed by both parties on the date first above mentioned.

ODENZA CORP

/s/ LEUNG CHI PING

LEUNG CHI PING
Chief Executive Officer, President and Chairman